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                                                                  EXHIBIT 10.27

                         P R O M I S S O R Y   N O T E



U.S.$2,679,040.00                                              November 15, 1996


         FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amounts so herein stipulated, the undersigned, ENERGY RESEARCH INTERNATIONAL, a Cayman Islands corporation ("Borrower"), 6 Pembroke Road, Sevenoaks, Kent TN13 1XR, United Kingdom, acting by and through its duly authorized officer, PROMISES TO PAY TO THE ORDER OF SEITEL, INC., a Delaware corporation ("Lender"), 50 Briar Hollow Lane, 7th Floor West, Houston, Harris County, Texas 77027, the sum of TWO MILLION SIX HUNDRED SEVENTY-NINE THOUSAND FORTY DOLLARS AND NO/100'S ($2,679,040.00) in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest on the unpaid principal amount from date until maturity at a varying rate per annum which shall from day to day be equal to the lesser of (a) the maximum non-usurious interest rate permitted by applicable law from time to time in effect as such law may be interpreted, amended, revised, supplemented or enacted ("Maximum Rate") or (b) the following rates (the "Stated Rate"):

                 From the date hereof until December 31, 1997, at five and 35/100 percent (5.35%) per annum;

                 From January 1, 1998 until December 31, 1998, eight percent (8%) per annum; and

                 From January 1, 1999 until maturity, the sum of the rate of interest per annum then most recently published by the Wall Street Journal as the Prime Rate (hereinafter defined) in effect from day-to-day, plus one percent (1.0%), each such change in the rate of interest charged hereunder to become effective, without notice to Borrower, on the effective date of each change in the Prime Rate, computed for the actual number of days elapsed (including the first day, but excluding the last day).

In the event the Stated Rate subsequently decreases to a level which would be less than the Maximum Rate or if the Maximum Rate applicable to this Note should subsequently be changed, then interest hereon shall accrue at a rate equal to the applicable Maximum Rate until the aggregate amount of interest so accrued equals the aggregate amount of interest which would have accrued at the Stated Rate without regard to any usury limit, at which time interest hereon shall again accrue at the Stated Rate. This Note is payable as follows:

                 Payments of accrued interest and payments of $81,753.25 in principal shall be payable quarterly on the last day of each March, June, September and December,





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         beginning on March 31, 1999, until December 31, 2001, provided that, if making such quarterly payments would cause a default under the agreements governing the debt owed by the Company's subsidiary Horizon Exploration Limited to the Bank of N.T. Butterfield & Sons, Ltd., such payments shall be deferred until the sooner of such time as they can be made without causing such default or until maturity, and provided further that, if making such payments would cause such a default, the Company and its subsidiaries shall use their best efforts to obtain waivers of such potential default or to refinance such debt so as to allow such payments to be made; and

                 On December 31, 2001, the entire balance of principal and accrued interest shall be due and payable.

                 In addition, Borrower shall be obligated to make mandatory prepayments of principal in amounts equal to 50% of the first $5 Million in aggregate proceeds received by the Borrower upon the sale of any equity interests in the Borrower, and 100% of any aggregate proceeds in excess of $5 Million, which payments shall be due as and when such proceeds are received by the Borrower, and which shall be applied toward the payment of the principal installments last maturing on the Note, that is, in the inverse order of maturity, without reducing the amount or time of payment of the remaining installments.

         It is agreed that time is of the essence of this agreement. In the event of default in the payment of any installment of principal or interest when due or in the event of any other default hereunder, Lender may accelerate and declare this Note immediately due and payable without notice and opportunity to cure. Any failure to exercise this option shall not constitute a waiver by Lender of the right to exercise the same at any other time.

         In the event of default in the making of any payment herein provided, either of principal or interest, or in the event this Note is declared due, interest shall accrue at the Maximum Rate.

         Borrower hereby agrees to pay all expenses incurred, including reasonable attorneys' fees, all of which shall become a part of the principal hereof, if this Note is placed in the hands of an attorney for collection or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

         Interest charges will be calculated on amounts advanced hereunder on the actual number of days these amounts are outstanding on the basis of a 365-day or 366-day year, as is applicable. It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then in such event (1) the provisions of this paragraph shall govern and control,
(2) neither Borrower, endorsers or guarantors, nor their heirs, legal representatives, successors or assigns nor any other





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party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, and
(4) the provisions of this Note and any documents securing payment of this Note shall be automatically reformed so that the effective rate of interest shall be reduced to the Maximum Rate. For the purpose of determining the Maximum Rate, all interest payments with respect to this Note shall be amortized, prorated and spread throughout the full term of the Note so that the effective rate of interest on account of this Note is uniform throughout the term hereof.

         Borrower agrees that the Maximum Rate to be charged or collected pursuant to this Note shall be the applicable indicated rate ceiling as defined in TEX. REV. CIV. STAT. ANN. Art. 5069-1.04, provided that Lender may rely on other applicable laws, including without limitation laws of the United States, for calculation of the Maximum Rate if the application thereof results in a greater Maximum Rate. Except as provided above, the provisions of this Note shall be governed by the laws of the State of Texas.

         Each maker, surety, guarantor and endorser waives demand, grace, notice, presentment for payment, notice of intention to accelerate the maturity hereof, notice of acceleration of the maturity hereof and protest, and agrees that this Note may be renewed, and the time of payment extended from time to time, without notice and without releasing any of the foregoing.

         Borrower may prepay this Note, in whole or in part, at any time prior to maturity without penalty, and interest shall cease on any amount prepaid. Any partial prepayment shall be applied toward the payment of the principal installments last maturing on the Note, that is, in the inverse order of maturity, without reducing the amount or time of payment of the remaining installments.

         As used in this Note, the term "Prime Rate" shall mean the variable rate of interest published from time to time by the Wall Street Journal as the Prime Rate of interest and, without notice to the maker of this Note or any other person, such rate of interest shall change as and when changes in that base rate of interest are published. If at any time the "Prime Rate" is no longer published by such publication, the owner of this Note ("Owner") will designate as the "Prime Rate" a different variable rate of interest announced by a national banking association of Owner's choice.

         Borrower agrees that all disputes in any way relating to, arising under, connected with, or incident to this Note, and over which the United States federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Southern District of Texas, Houston Division, and, if necessary, the corresponding appellate courts. Borrower further agrees that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the United States federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. Borrower hereby submits itself to the personal jurisdiction of, and consents to venue in, any such court, and hereby waives any claim it may otherwise have that such court lacks personal jurisdiction over it, or that





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such court is an inconvenient forum, with respect to any matter or proceeding arising out of this Note. Borrower further agrees to voluntarily appear and to enter a general appearance in any proceeding arising out of this Note which is brought in any such court. Borrower agrees that service of process in any matter or proceeding relating hereto may be effected upon it by certified or registered mail to the address specified in the first paragraph of this Note or such other address as Borrower may designate in writing to Lender from time to time.


                                        ENERGY RESEARCH INTERNATIONAL


                                        BY:  /s/ Gerald Harrison
                                           --------------------------------
                                                 Gerald Harrison, President





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